Exhibit 99.1

Corporate Communications

W. R. Grace & Co.
7500 Grace Drive
Columbia, MD 21044

CONTACT:	Media Relations:	Investor Relations:
	Greg Euston	Bridget Sarikas
	(404) 870-6809	(410) 531-4194
	greg.euston@mslpr.com	investor.relations@grace.com

GRACE REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

COLUMBIA, Maryland, January 24, 2007 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the fourth quarter and full year ended December 31, 2006. Highlights are as follows:

☐            Sales for the fourth quarter were $697.4 million compared with $636.4 million in the prior year quarter, a 9.6% increase (7.0% before the effects of currency translation). The increase was attributable primarily to added sales volume in most geographic regions and higher selling prices in response to cost inflation. Sales increased 8.6% for the Grace Davison operating segment and 10.7% for the Grace Performance Chemicals operating segment.

☐            Net income for the fourth quarter was $5.0 million, or $0.07 per diluted share, compared with a net loss of $(0.6) million, or $(0.01) per diluted share, in the prior year quarter. The 2006 and 2005 fourth quarters were unfavorably affected by costs of Chapter 11, litigation and other matters not related to core operations. Excluding such costs and after tax effects, net income would have been $22.4 million for the fourth quarter of 2006 compared with $20.3 million calculated on the same basis for the fourth quarter of 2005, a 10.3% increase.

☐            Pre-tax income from core operations was $50.6 million in the fourth quarter compared with $46.1 million in the prior year quarter, a 9.8% increase. Pre-tax operating income of the Grace Davison operating segment was $44.0 million, up 11.4% compared with the fourth quarter of 2005, attributable principally to sales increases across all product groups and to lower manufacturing costs. Pre-tax operating income of the Grace Performance Chemicals operating segment was $36.5 million, up 12.0% compared

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                        with the fourth quarter of 2005, attributable primarily to higher sales of construction and packaging products in all geographic regions. Corporate operating costs were $3.9 million higher than the fourth quarter of 2005 due primarily to an increase in performance-based compensation reflecting the better year-over-year results from core operations and from higher insurance costs.

☐            Sales for the year ended December 31, 2006 were $2,826.5 million compared with $2,569.5 million for the prior year, a 10.0% increase (9.9% before the effects of currency translation). Net income for 2006 was $18.3 million, or $0.27 per diluted share, compared with net income in 2005 of $67.3 million, or $1.00 per diluted share. The lower net income in 2006 was principally caused by a $32.7 million increase in defense costs for the criminal proceeding related to Grace’s former vermiculite mining operations in Montana, and a $19.0 million increase in Chapter 11-related expenses. Excluding noncore and Chapter 11-related costs and income (and after tax effects), net income would have been $113.7 million for the year ended December 31, 2006 compared with $96.4 million calculated on the same basis for 2005, an 18.0% increase. Pre-tax income from core operations was $240.2 million for the year, a 19.2% increase over 2005, primarily attributable to higher sales volume in all geographic regions, higher selling prices to offset cost inflation, and lower overall pension costs.

“I am very pleased with our fourth quarter results,” said Grace’s President and Chief Executive Officer Fred Festa. “We finished 2006 with consistently good performance from our core operations. Our business teams continued to grow our sales base despite a downturn in U.S. residential construction and also achieved our high cash return targets. We are well positioned to continue our growth into 2007.”

CORE OPERATIONS

Grace Davison

Fourth quarter sales for the Grace Davison operating segment, which includes silica- and alumina-based catalysts and materials used in a wide range of industrial applications, were $367.4 million, up 8.6% from the prior year quarter. The primary factors contributing to the sales increase were: (1) selling price increases implemented to partially offset

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natural gas and raw material cost inflation; (2) higher volume of silica-based engineered materials in all geographic regions from stronger economic activity and from success in strategic growth initiatives; and (3) higher volume of specialty catalysts from a recent acquisition.

Pre-tax operating income of the Grace Davison operating segment for the fourth quarter was $44.0 million compared with $39.5 million in the prior year quarter, an 11.4% increase. Operating margin was 12.0%, compared with 11.7% in the prior year quarter. The improvement in operating income and margin is attributable to higher sales volume and selling prices, and lower operating expenses as a percentage of sales, reflecting successful growth and productivity initiatives.

Sales of the Grace Davison operating segment for the year ended December 31, 2006 were $1,500.6 million, up 9.5% from 2005. Full year pre-tax operating income was $171.9 million compared with $157.1 million for the prior year, a 9.4% increase, with operating margins of 11.5%, equal with last year. Full year operating results reflect higher volume and selling prices in most geographic regions and product groups. Other positive factors include the containment of fixed operating costs as a percentage of sales and the recovery from the hurricanes in the Gulf of Mexico in the latter half of 2005.

Grace Performance Chemicals

Fourth quarter sales for the Grace Performance Chemicals operating segment, which includes specialty chemicals and building materials used in commercial and residential construction and sealants and coatings used in rigid food and beverage packaging, were $330.0 million, up 10.7% from the prior year quarter. The primary factors contributing to the sales increase were: (1) higher volumes and selling prices of commercial construction products in each major geographic region, (2) added distribution channels for residential building materials in the United States, which partially offset the impact of a decline in new residential construction; and (3) higher volume and selling prices for Darex packaging technologies worldwide.

Pre-tax operating income for the Grace Performance Chemicals operating segment was $36.5 million compared with $32.6 million for the fourth quarter of 2005, a 12.0% increase. Operating margin of 11.1% compared with 10.9% in the fourth quarter of 2005. The higher

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operating income and margin was primarily a result of sales volume growth in all geographic regions and selling price increases in response to raw material cost inflation, partially offset by softness in U.S. residential construction.

Sales of the Grace Performance Chemicals operating segment for the year ended December 31, 2006 were $1,325.9 million, up 10.6% from 2005. Full year pre-tax operating income was $175.7 million compared with $151.1 million for the prior year, a 16.3% increase, with operating margin increasing 0.7 percentage points to 13.3%. The increase in operating income reflects higher sales volume globally, selling price increases, and positive results from productivity and cost containment initiatives, partially offset by raw material cost inflation.

Corporate Operating Costs

Corporate costs related to core operations were $29.9 million in the fourth quarter of 2006 compared with $26.0 million in the prior year quarter, and $107.4 million for the full year 2006 compared with $106.7 million for 2005. The increase for the full year is attributable to higher performance-based compensation and healthcare expenses, partially offset by lower pension costs from the effect of contributions made to defined benefit pension plans in recent years.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the attached Segment Basis Analysis) comprise events and transactions not directly related to the generation of operating revenue or the support of core operations. The pre-tax loss from noncore activities was $(8.8) million in the fourth quarter of 2006 compared with $(27.6) million in the prior year quarter, and $(97.7) million for the full year compared with $(30.3) million in 2005. The full year loss is principally due to revised estimates of environmental remediation costs ($30.0 million) and higher legal defense costs ($32.7 million), both related to issues arising from Grace’s former vermiculite mining operations in Montana.

INTEREST AND INCOME TAXES

Interest expense was $18.7 million for the quarter ended December 31, 2006 and $73.2 million for the year, compared with $14.0 million and $55.3 million, respectively, for the

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comparable periods in 2005. The increases are principally attributable to a change in the annual interest rate on pre-petition bank debt and the effects of compounding interest over the course of Chapter 11. The weighted average interest rate on pre-petition obligations for the full year 2006 was 6.7%.

Income taxes are recorded at a global effective rate of 35%, applied to pre-tax income adjusted for non-deductible items, principally Chapter 11 expenses. Income taxes related to foreign jurisdictions are generally paid in cash, while income taxes in the United States are generally offset by available net operating loss carryforwards. During the fourth quarter of 2006, Grace reassessed the recoverability of recorded tax assets and concluded that a valuation allowance was no longer required. Also in the fourth quarter, Grace reassessed its financing plan for satisfying Chapter 11-related obligations and concluded that it will likely access additional cash and debt capacity from certain foreign subsidiaries, requiring an accrual for taxes in anticipation of additional repatriated funds. The net effect of these two reassessments was to reduce Grace’s income tax expense by $6.0 million in the fourth quarter of 2006.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Filing”) in order to resolve Grace’s asbestos-related liabilities. In January 2005, Grace filed an amended plan of reorganization (the “Plan”) and related documents with the Bankruptcy Court. As part of determining the confirmability of the Plan, the Bankruptcy Court has approved a process and timeline, which extends into mid-2007, for estimating the cost to resolve asbestos-related property damage and personal injury claims.

Expenses (net of interest income) related to Grace’s Chapter 11 proceedings were $17.7 million in the fourth quarter and $49.9 million for the year, compared with $11.0 million and $30.9 million for the fourth quarter and full year in 2005, respectively, reflecting a higher level of activity in the bankruptcy proceeding related to claims adjudication and estimation.

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Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process. The Chapter 11 proceedings, including related litigation and the claims valuation process, could result in allowable claims that differ materially from recorded amounts. Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace’s noncore liabilities.

CASH FLOW AND LIQUIDITY

Grace’s net cash flow from operating activities for the full year of 2006 was $152.7 million, compared with $67.3 million for 2005. The change in cash flow from operating activities is principally attributable to improved core operating results and positive working capital changes in 2006. Other major factors affecting the change include the non-recurring payment of $119.7 million to settle tax and environmental contingencies in 2005 and an increase in 2006 of $73.8 million to fund defined benefit pension arrangements. Full year pre-tax income from core operations before depreciation and amortization was $353.7 million, 9.7% higher than in the prior year, a result of the higher pre-tax income from core operations described above. Cash used for investing activities was $129.4 million for the full year of 2006, which included the expansion of production facilities for waterproofing membranes and hydroprocessing catalysts, the acquisition of catalyst assets and technology, and capital for facilities maintenance.

At December 31, 2006, Grace had available liquidity in the form of cash and cash equivalents ($536.3 million), net cash value of life insurance ($89.2 million) and available credit under its debtor-in-possession facility ($175.0 million). Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings for the foreseeable future.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; specialty chemicals, additives and building materials for commercial and residential construction; and sealants and coatings for food and beverage packaging. With annual sales of more than $2.8 billion, Grace has about

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6,600 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues,” or similar expressions.  For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results might differ materially from those projected in the forward-looking statements.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials, especially natural gas and petroleum-based raw materials, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries Consolidated Statements of Operations (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2006	2005	2006	2005

Net sales	$697.4	$636.4	$2,826.5	$2,569.5

Cost of goods sold, exclusive of depreciation and amortization shown separately below	453.0	431.4	1,845.0	1,689.8
Selling, general and administrative expenses, exclusive of net pension expense and depreciation shown separately below	142.6	129.3	560.9	474.2
Depreciation and amortization	27.8	29.7	113.5	120.9
Research and development expenses	17.7	14.1	63.8	59.2
Net pension expense	16.2	17.5	63.7	71.9
Interest expense	18.7	14.0	73.2	55.3
Provision for environmental remediation	—	25.0	30.0	25.0
Chapter 11 expenses, net	17.7	11.0	49.9	30.9
Other (income) expense	(12.2)	(33.0)	(34.3)	(67.4)
	681.5	639.0	2,765.7	2,459.8
Income (loss) before income taxes and minority interest	15.9	(2.6)	60.8	109.7
Benefit from (provision for) income taxes	(2.7)	4.7	(8.1)	(21.3)
Minority interest in consolidated entities	(8.2)	(2.7)	(34.4)	(21.1)

Net income (loss)	$5.0	$(0.6)	$18.3	$67.3

Basic earnings (loss) per share	$0.07	$(0.01)	$0.27	$1.01
Weighted average number of basic shares	68.4	66.9	67.9	66.8

Diluted earnings (loss) per share	$0.07	$(0.01)	$0.27	$1.00
Weighted average number of diluted shares	69.0	66.9	68.3	67.3

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Annual Report on Form 10-K. Any changes will be reflected in the Form 10-K and promptly disclosed publicly, if material.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Noncore Activities and Chapter 11 Expenses, net (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
In millions	2006	2005	2006	2005

Net income (loss)	$5.0	$(0.6)	$18.3	$67.3
Adjustments:
Pre-tax loss from noncore activities	8.8	27.6	97.7	30.3
Tax effects of noncore items	(9.1)	(17.7)	(52.2)	(32.1)
Chapter 11 expenses, net	17.7	11.0	49.9	30.9
Net income (loss) excluding noncore activities and Chapter 11 expenses, net	$22.4	$20.3	$113.7	$96.4

Net income (loss) excluding noncore activities and Chapter 11 expenses, net does not purport to represent an income or cash flow measure as defined under United States generally accepted accounting principles, and should not be considered an alternative to net income (loss) as an indicator of Grace’s performance.  This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

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W. R. Grace & Co. and Subsidiaries Segment Basis Analysis (Unaudited)	Three Months Ended December 31,				Year Ended December 31,
In millions	2006	2005	% Change		2006	2005	% Change
Net Sales:
Grace Davison	$367.4	$338.3	8.6%		$1,500.6	$1,370.2	9.5%
Grace Performance Chemicals	330.0	298.1	10.7%		1,325.9	1,199.3	10.6%
Total Grace net sales	$697.4	$636.4	9.6%		$2,826.5	$2,569.5	10.0%

Pre-tax operating income:
Grace Davison	$44.0	$39.5	11.4%		$171.9	$157.1	9.4%
Grace Performance Chemicals	36.5	32.6	12.0%		175.7	151.1	16.3%
Corporate costs	(29.9)	(26.0)	(15.0)%		(107.4)	(106.7)	(0.7)%
Pre-tax income from core operations(a)	50.6	46.1	9.8%		240.2	201.5	19.2%

Pre-tax income (loss) from noncore activities(a)	(8.8)	(27.6)	68.1%		(97.7)	(30.3)	NM
Interest expense	(18.7)	(14.0)	(33.6)%		(73.2)	(55.3)	(32.4)%
Interest income	2.3	1.2	91.7%		7.0	3.6	94.4%
Income (loss) before Chapter 11 expenses and income taxes	25.4	5.7	NM		76.3	119.5	(36.2)%
Chapter 11 expenses, net	(17.7)	(11.0)	(60.9)%		(49.9)	(30.9)	(61.5)%
Benefit from (provision for) income taxes	(2.7)	4.7	NM		(8.1)	(21.3)	62.0%

Net income (loss)	$5.0	$(0.6)	NM		$18.3	$67.3	(72.8)%

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales(a)
Grace Davison	12.0%	11.7%	0.3	pts.	11.5%	11.5%	0.0	pts.
Grace Performance Chemicals	11.1%	10.9%	0.2	pts.	13.3%	12.6%	0.7	pts.
Total core operations	7.3%	7.2%	0.1	pts.	8.5%	7.8%	0.7	pts.
Total core operations adjusted for profit sharing of joint ventures (b)	8.4%	7.7%	0.7	pts.	9.7%	8.7%	1.0	pts.

Pre-tax income from core operations before depreciation and amortization (a)	$78.4	$75.8	3.4%		$353.7	$322.4	9.7%
As a percentage of sales	11.2%	11.9%	(0.7	) pts	12.5%	12.5%	0.0	pts.
Depreciation and amortization	$27.8	$29.7	6.4%		$113.5	$120.9	6.1%
Gross profit percentage (sales less cost of goods sold as a percent of sales) (c)
Grace Davison	31.4%	25.7%	5.7	pts.	30.1%	28.8%	1.3	pts.
Grace Performance Chemicals	33.7%	33.5%	0.2	pts.	34.4%	34.0%	0.4	pts.
Total Grace	32.3%	29.1%	3.2	pts.	31.9%	31.0%	0.9	pts.
Net Sales by Region:
North America	$278.2	$261.0	6.6%		$1,158.8	$1,087.1	6.6%
Europe	273.8	237.7	15.2%		1,071.0	936.1	14.4%
Asia Pacific	102.8	98.6	4.3%		443.2	403.2	9.9%
Latin America	42.6	39.1	9.0%		153.5	143.1	7.3%
Total	$697.4	$636.4	9.6%		$2,826.5	$2,569.5	10.0%

Note (a): In the above chart, as well as in the financial discussion in other parts of this earnings release, Grace presents its financial results of operations by operating segment and between “core operations” and “noncore activities”. Core operations comprise the financial results of Grace Davison, Grace Performance Chemicals, and the costs of corporate activities that directly or indirectly support business operations. In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products.  Grace uses pre-tax income from core operations as the performance factor in determining certain incentive compensation and as the profitability factor in all significant business decisions.  Pre-tax income from core operations, pre-tax income (loss) from non-core activities, pre-tax income from core operations as a percentage of sales, and pre-tax income from core operations before depreciation and amortization do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interests in consolidated subsidiaries.

Note (c): Includes depreciation and amortization related to manufacturing of products.

NM — Not Meaningful

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W. R. Grace & Co. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In millions	2006	2005

OPERATING ACTIVITIES
Net income (loss)	$18.3	$67.3
Reconciliation to net cash provided by (used for) operating activities:
Chapter 11 expenses, net	49.9	30.9
(Benefit from) provision for income taxes	8.1	21.3
Minority interest in consolidated entities	34.4	21.1
Depreciation and amortization	113.5	120.9
Interest accrued on pre-petition liabilities subject to compromise	71.3	50.6
Net (gain) loss on sales of investments and disposals of assets	(0.6)	0.7
Net pension expense	63.7	71.9
Payments to fund defined benefit pension arrangements	(121.5)	(47.7)
Provision for uncollectible receivables	3.5	2.6
Provision for environmental remediation	30.0	25.0
Loss on sale of business	—	1.1
Net income from life insurance policies	(4.1)	(3.5)
Payments under postretirement benefit plans	(13.9)	(11.9)
Expenditures for environmental remediation	(10.8)	(6.7)
Expenditures for retained obligations of divested businesses	(3.6)	(1.0)
Dividend paid to minority partner in joint venture	(6.2)	—
Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
Working capital items (trade accounts receivable, inventories and accounts payable)	6.1	(46.3)
Other accruals and non-cash items	9.2	(39.3)
Income taxes paid, net of refunds	(51.6)	(45.7)
Net cash provided by (used for) operating activities before Chapter 11 expenses and settlement of noncore contingencies	195.7	211.3
Cash paid to settle noncore contingenciesp	—	(119.7)
Chapter 11 expenses paid	(43.0)	(24.3)
Net cash provided by (used for) operating activities	152.7	67.3

INVESTING ACTIVITIES
Capital expenditures	(119.2)	(94.0)
Businesses acquired, net of cash acquired	(19.6)	(5.5)
Proceeds from termination of life insurance policies	0.3	14.8
Net investment in life insurance policies	(0.5)	0.5
Proceeds from sales of investments and disposals of assets	9.6	1.8
Proceeds from sale of business	—	4.5
Net cash provided by (used for) investing activities	(129.4)	(77.9)

FINANCING ACTIVITIES
Net payments of loans secured by cash value of life insurance policies	(0.1)	(0.6)
Net (repayments) borrowings under credit arrangements	0.3	(10.4)
Fees under debtor-in-possession credit facility	(2.4)	(2.2)
Proceeds from exercise of stock options	24.1	3.1
Net cash provided by (used for) financing activities	21.9	(10.1)
Effect of currency exchange rate changes on cash and cash equivalents	16.4	(15.0)
Increase (decrease) in cash and cash equivalents	61.6	(35.7)
Cash and cash equivalents, beginning of period	474.7	510.4
Cash and cash equivalents, end of period	$536.3	$474.7

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W. R. Grace & Co. and Subsidiaries Consolidated Balance Sheets (Unaudited) In millions	December 31, 2006	December 31, 2005

ASSETS
Current Assets
Cash and cash equivalents	$536.3	$474.7
Trade accounts receivable, net	426.3	401.7
Inventories	284.6	278.3
Deferred income taxes	31.2	27.3
Other current assets	69.9	71.6
Total Current Assets	1,348.3	1,253.6

Properties and equipment, net	664.5	632.9
Goodwill	116.5	103.9
Cash value of life insurance policies, net of policy loans	89.2	84.8
Deferred income taxes	761.3	703.9
Asbestos-related insurance	500.0	500.0
Other assets	140.6	238.1
Total Assets	$3,620.4	$3,517.2

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$3.3	$2.3
Accounts payable	172.7	166.8
Income taxes payable	—	10.1
Other current liabilities	251.9	197.9
Total Current Liabilities	427.9	377.1

Debt payable after one year	0.2	0.4
Deferred income taxes	58.9	54.3
Minority interest in consolidated affiliates	65.0	36.4
Unfunded defined benefit pension liability	373.7	447.5
Other liabilities	43.3	41.7
Total Liabilities Not Subject to Compromise	969.0	957.4

Liabilities Subject to Compromise
Pre-petition debt plus accrued interest	739.5	684.7
Accounts payable	31.7	31.5
Income tax contingencies	139.3	136.5
Asbestos-related liability	1,700.0	1,700.0
Environmental remediation	361.1	342.0
Postretirement benefits	159.2	187.7
Other liabilities and accrued interest	89.3	72.7
Total Liabilities Subject to Compromise	3,220.1	3,155.1
Total Liabilities	4,189.1	4,112.5

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	423.8	423.4
Accumulated deficit	(487.6)	(505.9)
Treasury stock, at cost	(96.0)	(119.7)
Accumulated other comprehensive income (loss)	(409.7)	(393.9)
Total Shareholders’ Equity (Deficit)	(568.7)	(595.3)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,620.4	$3,517.2